Exhibit 10.23

AMENDMENT NO. 1 TO THE LIVEXLIVE MEDIA, INC.

2016 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors and stockholders of LiveXLive Media, Inc. (the “Company”) have previously adopted the LiveXLive Media, Inc. 2016 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 3(a) of the Plan, a total of seven million six hundred thousand (7,600,000) shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares issuable under the Plan by five million (5,000,000) to twelve million six hundred thousand (12,600,000) shares, including shares previously issued thereunder;

WHEREAS, the Company desires to make certain other changes to the Plan as more fully discussed below, and Section 19 of the Plan permits the Company to amend the Plan from time to time, subject to certain limitations specified therein; and

WHEREAS, this Amendment No. 1 to the Plan has been approved by the Company’s stockholders on November 29, 2018.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan:

1. Section 3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Maximum Aggregate Number of Shares. Subject to the provisions of Section 14 hereof, the maximum aggregate number of Shares that may be awarded and sold under the Plan is Twelve Million Six Hundred Thousand (12,600,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.”

2. Section 6(c)(i) of the Plan is hereby amended and restated in its entirety to read as follows:

“(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to the issuance or assumption of an Option in a transaction to which Section 424(a) of the Code applies in a manner consistent with said Section 424(a). In no event may any Option granted under the Plan be amended, other than pursuant to Section 14, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any Option with a lower exercise price, be cancelled for cash or other Award or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option, unless such amendment, cancellation, or action is approved by the Company’s stockholders.”

3. Section 7(c) of the Plan is hereby amended and restated in its entirety to read as follows:

“(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan; provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant. Exercise Price. In no event may any Stock Appreciation Right granted under the Plan be amended, other than pursuant to Section 14, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any Stock Appreciation Right with a lower exercise price, be cancelled for cash or other Award or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s stockholders.”

4. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 to the Company’s 2016 Equity Incentive Plan as of February 11, 2019.

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Chief Executive Officer and Chairman of the Board of Directors